SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           ----------

                          SCHEDULE 13G

     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
          UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                     (Amendment No. _____)1


                   Bell Technology Group Ltd.
----------------------------------------------------------------
                        (Name of Issuer)


                  Common Stock, $.01 par value
----------------------------------------------------------------
                 (Title of Class of Securities)


                           07814V 10 2
----------------------------------------------------------------
                         (CUSIP Number)


                  Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




--------------
                  1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                               Page 1 of 7 Pages

CUSIP No. 07814V 10 2

1.                NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                           Marc H. Bell

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                           (a) |_|
                                           (b) |_|
3.                SEC USE ONLY

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                  5.       SOLE VOTING POWER

                                    819,642

                  6.       SHARED VOTING POWER

                                    862,500*

                  7.       SOLE DISPOSITIVE POWER

                                    819,642

                  8.       SHARED DISPOSITIVE POWER

                                    -0-

                  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                           REPORTING PERSON

                                    1,682,142


--------
* Subject to an Irrevocable Proxy pursuant to which Harpoon Holdings, Ltd. has granted Marc H. Bell the sole right to vote the Harpoon shares with respect to election of the Company's directors.

                                               Page 2 of 7 Pages

                  10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                            EXCLUDES CERTAIN SHARES*
                                       |_|

                  11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    55.3%

                  12.      TYPE OF REPORTING PERSON*

                                       IN



                                               Page 3 of 7 Pages

Item 1(a).                 Name of Issuer:


                  Bell Technology Group Ltd.

--------------------------------------------------


Item 1(b).                 Address of Issuer's Principal Executive Offices:


                  295 Lafayette Street, 3rd Floor, N.Y., NY 10012

--------------------------------------------------

Item 2(a).                 Name of Person Filing:


                    Marc H. Bell

--------------------------------------------------

Item 2(b).                 Address of Principal Business Office or, if None,
                           Residence:


                  295 Lafayette Street, 3rd Floor, N.Y., NY 10012

--------------------------------------------------

Item 2(c).                 Citizenship:


                  United States
--------------------------------------------------

Item 2(d).                 Title of Class of Securities:


                  Common Stock, $.01 par value

--------------------------------------------------

Item 2(e)                  CUSIP Number:


                           07814V 10 2
--------------------------------------------------


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                    Not Applicable

                                               Page 4 of 7 Pages

Item 4.           Ownership.

                           If the percent of the class owned, as of December 31
of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)      Amount beneficially owned:

                           1,682,142
         --------------------------------------------------

         (b)      Percent of class:

                           55.3%
         --------------------------------------------------

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote: 819,642

         (ii)     Shared power to vote or to direct the vote:  862,500*

    (iii)         Sole power to dispose or to direct the disposition of:
                  819,642

         (iv)     Shared power to dispose or direct the disposition of:
                  -0-

Item 5.           Ownership of Five Percent or Less of a Class.

                           Not Applicable.


Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

                           Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.


--------
* Subject to an Irrevocable Proxy pursuant to which Harpoon Holdings, Ltd. has granted Marc H. Bell the sole right to vote the Harpoon shares with respect to election of the Company's directors.

                                               Page 5 of 7 Pages

Item 8.           Identification and Classification of Members of the
                  Group.

                           Not Applicable.


Item 9.           Notice of Dissolution of Group.

                           Not Applicable.


Item 10.          Certification.

                           Not Applicable.




                                               Page 6 of 7 Pages

                             SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               ------------------------------
                                                         (Date)



                                          /S/  ______________________________
                                                       Marc H. Bell



                  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                                               Page 7 of 7 Pages